EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contacts:	Media	Investors
	Brad Burns	Gregory Pettit
	Peter Lucht	(877) 624-9266
(800) 644-NEWS

MCI BOARD OF DIRECTORS ADOPTS SHAREHOLDER RIGHTS PLAN

ASHBURN, Va., April 20, 2004 – MCI, Inc., (MCIAV.PK) today announced its Board of Directors has adopted a Shareholder Rights Plan designed to protect company shareholders in the event of takeover activity. Under the plan, shares of MCI Common Stock would be made available to shareholders at a reduced price should anyone acquire 15 percent or more of outstanding shares of that stock.

“MCI’s Board believes that the Rights Plan represents a sound, reasonable and customary means of safeguarding the interests of our shareholders,” said MCI Chairman Nicholas Katzenbach. “It is designed to ensure they realize the long-term value of their investment. The Rights Plan encourages anyone seeking to acquire the Company to treat all shareholders fairly.”

In adopting the Rights Plan, the MCI Board declared a dividend of one right ("Right") for each outstanding share of MCI Common Stock to stockholders of record on April 30, 2004. The Rights become exercisable upon the earlier of: 1) 10 days following a public announcement by another person or group that it has acquired beneficial ownership of 15 percent or more of the outstanding shares of common stock; or 2) 10 business days following the commencement of a tender offer or exchange offer to acquire beneficial ownership of 15 percent or more of the outstanding shares of MCI common stock. Certain qualifying tender offers made to all stockholders will not trigger the Rights.

The Rights expire on the date of the 2007 annual meeting, unless earlier redeemed at a price of $.001 per Right. If the Rights become exercisable, they permit the holders to acquire common stock with a market value equal to twice the exercise price or could permit holders to acquire common stock of an acquirer of MCI with a market value equal to twice the exercise price.

About MCI

MCI Inc., (MCIAV.PK), is a leading global communications provider, delivering innovative, cost-effective, advanced communications connectivity to businesses, governments and consumers. With the industry's most expansive global IP backbone, based on the number of company-owned POPs, and wholly-owned data networks, MCI develops the converged communications products and services that are the foundation for commerce and communications in today's market. For more information, go to www.mci.com

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